Exhibit 99.1

Kaiser Aluminum Corporation Reports
Fourth Quarter and Full Year 2013 Financial Results

Full Year 2013 Results:

•	Results Comparable to Record 2012

•	Net Sales $1.3 Billion; Value Added Revenue $734 Million

•	Operating Income $173 Million; Adjusted EBITDA $174 Million; EBITDA Margin 24%

Full Year 2013 Business Highlights:

•	Record Aerospace Plate Shipments Offset by Non-Plate Aerospace Inventory Overhang

•	Record Automotive Value Added Revenue; Increasing Content per Vehicle

•	~$70 Million Invested for Future Growth and Efficiency

•	~$100 Million Returned to Shareholders Through Quarterly Dividends and Share Repurchases

FOOTHILL RANCH, Calif., February 17, 2014 - Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $105 million, or $5.44 earnings per diluted share, for the year ended December 31, 2013 compared to $86 million, or $4.45 earnings per diluted share, for the prior year ended December 31, 2012. Excluding the impact of non-run-rate items, adjusted net income was $70 million, or $3.65 per diluted share, for the full year 2013 compared to the prior year adjusted net income of $74 million, or $3.82 per diluted share. The decrease in adjusted net income was primarily related to a full year of interest expense in 2013 on the Company’s Senior Notes, which were issued in May 2012.

Value added revenue for the full year 2013 of $734 million compared to $736 million in 2012, reflecting record shipments of aerospace plate offset by lower demand for non-plate aerospace products due to excess supply chain inventory. In addition, value added revenue for automotive extrusions reflected a new record in 2013, increasing approximately 12% as new programs launched in the second half of 2013. Adjusted consolidated EBITDA of $174 million and adjusted EBITDA margin on value added revenue of 24% was comparable to the prior year.

Summary Results and Outlook

“Value added revenue, adjusted EBITDA and adjusted EBITDA margin for the full year 2013 were comparable to the step-change in growth and performance demonstrated in 2012. Headwinds from an inventory overhang in non-plate aerospace products essentially offset strong aerospace plate demand and the record growth in automotive extrusions,” said Jack A. Hockema, President, CEO and Chairman. “During the year we continued to make strategic investments to enhance operating efficiencies, expand capacity and position our manufacturing platform to capitalize on further demand growth in aerospace and automotive end market applications. In addition to approximately $70 million invested for future growth and efficiency, we also returned approximately $100 million in cash to shareholders through quarterly dividends and share repurchases.”

“As we move into 2014, we expect a mixture of headwinds and tailwinds. We are beginning to see indications that the inventory overhang in non-plate aerospace products is abating. However, as previously discussed, the industry is experiencing an overhang in aerospace plate inventory that is expected to continue throughout 2014. While we anticipate modest improvements in Kaiser’s 2014 plate shipments, we expect competitive price pressure on aerospace and general engineering plate products. We expect another record year in automotive extrusions as we launch new programs further increasing our shipments and value added revenue. In addition, we anticipate improving cost efficiencies as our Spokane (Trentwood), Washington Phase 5 aerospace plate expansion ramps up and the new casting complex comes on line during the year,” said Mr. Hockema.

“Looking beyond 2014, we are well positioned to deliver long-term growth in our value added revenue and adjusted EBITDA as the aerospace supply chain inventory overhang abates, and we continue to benefit from strong secular demand fundamentals for our aerospace and automotive applications. In addition, we expect to realize increasing benefits from previous investments in capacity, quality and efficiency. Reflecting our confidence in the future and our commitment to generating shareholder value, our Board of Directors recently authorized a 17% increase in our quarterly dividend to $0.35 per share and authorized an additional $75 million for future share repurchases,” stated Mr. Hockema.

Fourth Quarter and Full Year 2013 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarter			Full Year
	4Q13	3Q13	4Q12	2013	2012

Shipments (MM lbs)	137	141	135	564	586

Net Sales	$311	$320	$314	$1,298	$1,360
Less Hedged Cost of Alloyed Metal	$(131)	$(138)	$(142)	$(564)	$(624)
Value Added Revenue[1]	$181	$182	$172	$734	$736

Realized Price per Pound ($/lb)
Net Sales	$2.27	$2.27	$2.33	$2.30	$2.32
Less Hedged Cost of Alloyed Metal	$(0.95)	$(0.98)	$(1.06)	$(1.00)	$(1.06)
Value Added Revenue	$1.32	$1.29	$1.28	$1.30	$1.26

Adjusted[2]
Operating Income	$34	$34	$29	$146	$147
EBITDA[3]	$42	$40	$36	$174	$174
EBITDA Margin[4]	23.0%	22.2%	20.8%	23.7%	23.6%
Net Income	$16	$17	$13	$70	$74
EPS, Diluted	$0.85	$0.90	$0.65	$3.65	$3.82

As Reported
Operating Income	$42	$42	$24	$173	$166
Net Income	$27	$25	$9	$105	$86
EPS, Diluted	$1.44	$1.34	$0.47	$5.44	$4.45

1 Value Added Revenue = Net sales less hedged cost of alloyed metal
2 Adjusted numbers exclude non-run-rate items
3 EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization
4 EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue
*Please refer to GAAP financial statements
Totals above may not sum due to rounding

Fourth Quarter 2013

Value added revenue for the fourth quarter 2013 was up 5% compared to the prior year quarter, driven by strong aerospace plate demand and growth in automotive extrusions. On a sequential basis, value added revenue in the fourth quarter was comparable to the third quarter reflecting stronger aerospace shipments offset by seasonal demand weakness in general engineering applications.

Consolidated operating income excluding the impact of non-run-rate items was $34 million for the fourth quarter 2013, up $6 million from the prior year quarter. Adjusted consolidated EBITDA and EBITDA margin as a percentage of value added revenue were $42 million and 23%, respectively, for the fourth quarter 2013, up from $36 million and 21%, for the prior year quarter. Year-over-year improvements in fourth quarter adjusted operating income and adjusted EBITDA reflected higher shipments and greater operating leverage.

On a sequential basis, fourth quarter adjusted consolidated operating income, adjusted consolidated EBITDA, and EBITDA margin of $34 million, $42 million, and 23%, respectively, improved slightly compared to the third quarter.

Corporate

Cash flow from operations remained strong in 2013. Adjusted consolidated EBITDA funded cash requirements for operations, debt service, $20 million of a variable cash contribution to the VEBAs (Voluntary Employee Beneficiary Association), and approximately $70 million in capital spending for growth and operating efficiencies. In addition, the Company returned approximately $100 million of cash to shareholders through quarterly dividends and share repurchases. As of December 31, 2013, cash and cash equivalents and short term investments were approximately $300 million, and the Company had no borrowings under its Revolving Credit Facility.

The Company's strong earnings, combined with higher capital spending in 2013 compared to 2012, resulted in a variable cash contribution payable to the VEBAs of approximately $16 million. The contribution will be paid in the first quarter of 2014.

First Half 2014 Outlook

“We expect solid aerospace plate volume and slowly improving demand for non-plate aerospace applications partially offset by competitive price pressure for aerospace and general engineering plate,” said Mr. Hockema. “We also anticipate continued growth in automotive extrusions as North American vehicle builds continue to increase, and new product launches for automotive braking systems, crash management systems, and various structural applications during the year will continue to increase our content per vehicle. Overall we anticipate value added revenue for the first half 2014 will show sequential growth from the second half 2013 pace, with the net effect of sales volume, mix and price similar to the second half 2013.”

“During the first half, and more specifically during the first quarter 2014, we anticipate higher costs and inefficiencies related to the installation and subsequent ramp-up of the new casting complex at our Spokane (Trentwood), Washington facility in addition to the ramp-up of the Phase 5 heat treat plate expansion and preparation for the launch of several new automotive programs. We will begin to realize the benefits through improved manufacturing efficiencies as these projects reach full production status in the second half 2014,” stated Mr. Hockema.

“Although our outlook for the first half 2014 is cautious, we remain very positive in the long-term outlook for the Company. We anticipate continued long-term growth in our overall value added revenue and adjusted EBITDA driven by strong demand for aerospace and automotive applications and improving operating cost efficiencies as we further benefit from the significant capital investments we have made to enhance our potential for long-term value creation. We are well positioned with competitive strength in attractive served markets, a strong balance sheet, and solid cash flow generation,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Tuesday, February 18, 2014, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2013 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 539-3678, and accessed internationally at (719) 457-2627. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, EBITDA, adjusted EBITDA, operating income excluding non-run-rate items, adjusted net income and earnings per diluted share, excluding non-run-rate items and ratios related thereto. Non-run-rate items are items that, while they may recur from period to period, are particularly material to results, impact costs as a result of external market factors and may not recur in future periods if the same level of underlying performance were to occur. These non-GAAP financial measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) material adverse changes in economic or industry conditions generally, including U.S. and global economic uncertainty; (b) the Company's inability to achieve the level of growth or other benefits anticipated by management, including those anticipated from the Company's acquisitions and other strategic investments; (c) increases in the Company's costs, including the cost of energy, raw materials and freight costs, which the Company is unable to pass through to its customers; (d) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, and distribution markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (e) the Company's ability to lower energy costs, realize and maintain manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; (f) unfavorable changes in laws or regulations that impact our operations and results; (g) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; and (h) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2013.

Investor Relations Contact:	Public Relations Contact:
Melinda C. Ellsworth	Dave Quast
Kaiser Aluminum Corporation	FTI Consulting
(949) 614-1757	(213) 452-6348

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)
	(In millions of dollars, except share and per share amounts)
Net sales	$311.3	$314.0	$1,297.5	$1,360.1
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	254.3	264.8	1,038.9	1,116.2
Unrealized (gains) losses on derivative instruments	(4.1)	0.1	(0.7)	(15.2)
Depreciation and amortization	7.2	6.9	28.1	26.5
Selling, administrative, research and development, and general (includes accumulated other comprehensive income reclassifications related to VEBA and Canadian pension plan adjustments of $5.7 and $7.3 for the years ended 2013 and 2012, respectively)	12.3	13.9	57.9	62.2
Other operating charges (benefits), net	—	4.4	—	4.5
Total costs and expenses	269.7	290.1	1,124.2	1,194.2
Operating income	41.6	23.9	173.3	165.9
Other (expense) income:
Interest expense	(8.6)	(9.3)	(35.7)	(29.1)
Other income, net (includes accumulated other comprehensive income reclassifications for realized gains on available for sale securities of $1.0 for the year ended 2013)	2.5	0.6	5.6	2.8
Income before income taxes	35.5	15.2	143.2	139.6
Income tax provision (includes aggregate income tax expense from reclassification items of $(1.8) and $(2.8) for the years ended 2013 and 2012, respectively)	(8.2)	(6.1)	(38.4)	(53.8)
Net income	$27.3	$9.1	$104.8	$85.8

Earnings per common share, Basic:
Net income per share	$1.48	$0.48	$5.56	$4.49
Earnings per common share, Diluted:
Net income per share[2]	$1.44	$0.47	$5.44	$4.45
Weighted-average number of common shares outstanding (in thousands):
Basic	18,347	19,155	18,827	19,115
Diluted[2]	18,926	19,344	19,246	19,278

1	Please refer to the Company's Form 10-K for the year ended December 31, 2013, for additional detail regarding the items in the table.

2	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In millions of dollars, except shipments and average sales price)
Shipments (mm lbs)	137.2	134.5	563.7	585.9
Average Realized Third-Party Sales Price (per pound)[2]	$2.27	$2.33	$2.30	$2.32
Net Sales	$311.3	$314.0	$1,297.5	$1,360.1

Segment Operating Income (Loss):
Fabricated Products[3,4]	$43.6	$29.1	$188.6	$190.8
All Other[5]	(2.0)	(5.2)	(15.3)	(24.9)
Total Operating Income	$41.6	$23.9	$173.3	$165.9
Income tax provision	$(8.2)	$(6.1)	$(38.4)	$(53.8)
Net Income	$27.3	$9.1	$104.8	$85.8
Capital Expenditures	$23.4	$18.4	$70.4	$44.1

1	Please refer to the Company's Form 10-K for the year ended December 31, 2013, for additional detail regarding the items in the table.

2
Average realized prices for our Fabricated Products segment are subject to fluctuations due to changes in product mix and underlying primary aluminum prices, and are not necessarily indicative of changes in underlying profitability.

3
Operating results in the Fabricated Products segment for the quarter and year ended December 31, 2013 included non-cash LIFO inventory benefits of $4.4 million and $24.1 million, respectively. Operating results in the Fabricated Products segment for the quarter and year ended December 31, 2012 included non-cash LIFO inventory (charges) benefits of $(8.6) million and $4.9 million, respectively. Also included in the Fabricated Products segment operating results for the quarter and year ended December 31, 2013 were $3.5 million and $4.0 million, respectively, of environmental expense. Included in the Fabricated Products segment operating results for the quarter and year ended December 31, 2012 were $0.3 million and $1.1 million, respectively, of environmental expense. Fabricated Products segment operating results for the quarter and year ended December 31, 2012 included $4.4 million of asset impairment charges relating to certain Property, plant and equipment.

4
Fabricated Products segment results for the quarter and year ended December 31, 2013 include non-cash mark-to-market gains on primary aluminum, natural gas and electricity hedging activities totaling $4.1 million and $0.7 million, respectively. Fabricated Products segment results for the quarter and year ended December 31, 2012 include non-cash mark-to-market (losses) gains on primary aluminum, natural gas and electricity hedging activities totaling $(0.1) million and $15.2 million, respectively.

5
Operating results in All Other represent operating expenses in the Corporate and Other business unit. Operating results of All Other include VEBA net periodic pension benefit income of $5.6 million and $22.5 million for the quarter and year ended December 31, 2013, respectively. Operating results of All Other include VEBA net periodic pension benefit income of $3.0 million and $11.9 million for the quarter and year ended December 31, 2012, respectively.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	December 31, 2013	December 31, 2012
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$169.5	$273.4
Short-term investments	129.5	85.0
Receivables:
Trade, less allowance for doubtful receivables of $0.8 at December 31, 2013 and December 31, 2012	119.8	123.8
Other	13.4	3.4
Inventories	214.4	186.0
Prepaid expenses and other current assets	44.2	70.1
Total current assets	690.8	741.7
Property, plant, and equipment — net	429.3	384.3
Net asset in respect of VEBAs	406.0	365.9
Deferred tax assets — net (including deferred tax liability relating to the VEBAs of $152.4 at December 31, 2013 and $136.9 at December 31, 2012)	69.1	102.0
Intangible assets — net	33.7	35.4
Goodwill	37.2	37.2
Other assets	104.8	86.0
Total	$1,770.9	$1,752.5
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62.9	$62.5
Accrued salaries, wages, and related expenses	42.7	39.3
Other accrued liabilities	44.8	51.8
Payable to affiliate	—	7.9
Short-term capital leases	0.2	0.1
Total current liabilities	150.6	161.6
Net liability in respect of VEBA	—	5.3
Deferred tax liability	1.2	—
Long-term liabilities	146.4	134.5
Long-term debt	388.5	380.3
Total liabilities	686.7	681.7
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2013 and December 31, 2012; no shares were issued and outstanding at December 31, 2013 and December 31, 2012	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2013 and December 31, 2012; 21,103,700 shares issued and 18,147,017 shares outstanding at December 31, 2013; 21,037,841 shares issued and 19,313,235 shares outstanding at December 31, 2012	0.2	0.2
Additional paid in capital	1,023.1	1,017.7
Retained earnings	233.8	151.2
Treasury stock, at cost, 2,956,683 shares at December 31, 2013 and 1,724,606 shares at December 31, 2012	(152.2)	(72.3)

Accumulated other comprehensive loss	(20.7)	(26.0)
Total stockholders’ equity	1,084.2	1,070.8
Total	$1,770.9	$1,752.5

1     Please refer to Form 10-K for the year ended December 31, 2013 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarter Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012

GAAP operating income	$41.6	$23.9	$173.3	$165.9
Mark-to-market (gains) losses	(4.1)	0.1	(0.7)	(15.2)
Other operating NRR income items[1,2]	(3.1)	4.9	(26.7)	(3.7)
Operating income, excluding operating NRR items	34.4	28.9	145.9	147.0
Depreciation and Amortization	7.2	6.9	28.1	26.5
Adjusted EBITDA[3]	$41.6	$35.8	$174.0	$173.5

GAAP net income	$27.3	$9.1	$104.8	$85.8
Operating NRR Items	(7.2)	5.0	(27.4)	(18.9)
Non-Operating NRR Items[4]	(2.1)	0.3	(3.8)	(0.8)
Tax impact of above NRR Items	3.5	(1.9)	11.8	7.5
NRR tax benefit	(5.4)	—	(15.1)	—
Adjusted net income	$16.1	$12.5	$70.3	$73.6

GAAP earnings per diluted share	$1.44	$0.47	$5.44	$4.45
Adjusted earnings per diluted share	$0.85	$0.65	$3.65	$3.82

1    Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit income related to the VEBAs, adjustments to plant-level LIFO, environmental expenses, and workers' compensation benefit/cost due to discounting.

2    NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

3    Adjusted EBITDA equals operating income excluding operating non-run-rate items, plus depreciation and amortization.

4    Non-Operating NRR Items do not contribute to Reported Operating Income and represent the mark-to-market of convertible bond related financial derivatives as well as income from a one-time bankruptcy trust share distribution in 3Q13.